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                                                                      Exhibit 99

[LIBBEY LOGO]                                           LIBBEY INC.
                                                        300 MADISON AVE
                                                        P.O. BOX 10060
                                                        TOLEDO, OH 43699

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N E W S  R E L E A S E

AT THE COMPANY:                                        AT FRB | WEBER SHANDWICK:
KENNETH WILKES               KENNETH BOERGER           SUZY LYNDE
VP/CFO                       VP/TREASURER              ANALYST INQUIRIES
(419) 325-2490               (419) 325-2279            (312) 640-6772

FOR IMMEDIATE RELEASE
MONDAY, APRIL 14, 2003


                LIBBEY INC. UPDATES EARNINGS EXPECTATIONS FOR THE
                   FIRST QUARTER OF 2003, ANNOUNCES SUCCESSFUL
                                    FINANCING

     CITES HIGHER NATURAL GAS COSTS AND IMPACT OF SLUGGISH ECONOMY ON SALES

TOLEDO, OHIO, APRIL 14, 2003--Citing higher natural gas costs and the impact of harsh winter weather, a sluggish economy and the war in Iraq on sales to retail and foodservice clients, LIBBEY INC. (NYSE: LBY) announced that it expects diluted earnings per share for the first quarter ended March 31, 2003, to be between 13 and 15 cents on sales of $112 million. On February 6, 2003, the company announced its expectation that diluted earnings per share for the quarter would be between 22 and 27 cents.

Earnings will be negatively impacted by 6 to 8 cents per share as a result of sales being lower than expected, for the reasons mentioned previously, and by an additional 4 to 5 cents as a result of higher natural gas costs. The company commented that reduced consumer spending and lower travel and entertainment activity in the U.S. during the quarter had an impact on its sales performance.

The company expects to announce earnings for the first quarter of 2003 on April 24, 2003.

In addition, the company announced the successful issuance of $100 million of privately placed senior notes. Eighty million dollars of the notes have an average interest rate of 4.65% with an average maturity of 8.4 years. The additional $20 million has a floating interest rate at a margin over the London Interbank Offer Rate. The proceeds of the note issuance were used to retire debt outstanding under the company's revolving bank

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Libbey, Inc.
Add 1

facility. Bank debt had increased recently due to the acquisitions of Traex and Royal Leerdam in late 2002 and the repurchase of 1,500,000 shares in the first quarter, 2003.

John F. Meier, chief executive officer, commenting on the financing said, "We are very pleased with the result of this financing. It further increases our financial flexibility, confirms the recognition of Libbey's solid cash flow profile, a hallmark of our company, and provides long-term capital at very low historical interest rates."

He added, "The successful completion of acquisitions last year, repurchase of shares this year and refinancing of a major portion of our debt will all contribute to higher earnings per share in 2003."

The above information includes "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases.

Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.

Important factors potentially affecting performance include: increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico, including the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico and Western Europe, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher interest rates that increase the company's borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expenses associated with higher medical costs, reduced pension income associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar that could reduce the cost-competitiveness of the company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of the company's joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the company's operations or within the intended time periods; whether the company completes any significant acquisition, and whether such acquisitions can operate profitably.

Libbey Inc.:

- is a leading producer of glass tableware in North America;

- is a leading producer of tabletop products for the foodservice industry;

- exports to more than 75 countries; and,

- provides technical assistance to glass tableware manufacturers around the world.

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Libbey, Inc.
Add 2

Based in Toledo, Ohio, the company operates glass tableware manufacturing plants in the United States in California, Louisiana, and Ohio and in The Netherlands. Its Royal Leerdam subsidiary, located in Leerdam, The Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry, including: ware washing racks, trays, dispensers, bar supply, tabletop, food preparation items and brushes. In 2002, Libbey Inc.'s net sales totaled $433.8 million.


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